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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT
                              --------------------

         This Employment Agreement is made and entered into by and between ZLand, Inc. (the "Company") and Gregg Amber ("Amber").

                                    RECITALS
                                    --------

         On December 1, 1999 (the "Commencement Date") Amber was employed by the Company as its Senior Vice President, General Counsel and Secretary and is hereby bound by this Employment Agreement.

         NOW, THEREFORE, in consideration of the promises and benefits contained in this Agreement, Amber and the Company hereby agree as follows:

         1. Position and Duties: Amber shall be employed by the Company as its Senior Vice President, General Counsel and Secretary. As Senior Vice President, General Counsel and Secretary, Amber agrees to devote his full business time, energy and skill to his duties at the Company. These duties shall include, but not be limited to, any duties consistent with his position which may be assigned to Amber from the Company's Board of Directors. Amber shall not be required to relocate from Orange County, California.

         2. Term of Employment: Amber's employment with the Company pursuant to this Agreement shall be on an at-will basis, subject to the provisions regarding termination set forth below. Upon termination of Amber's employment with the Company, neither Amber nor the Company shall have any further obligation or liability to the other, except as set forth in Sections 3.3, 4, and 5 below.

         3. Compensation: Amber shall be compensated by the Company for his services as follows:

                  3.1 Base Salary: Amber shall be paid a monthly base salary of eighteen thousand seven hundred fifty dollars ($18,750.00) (two hundred twenty-five thousand dollars ($225,000.00) on an annualized basis), subject to applicable withholding and paid in accordance with the Company's normal payroll procedures. Such salary will be reviewed at least annually and adjustments made as deemed appropriate by the Compensation Committee of the Board of Directors. Any decrease in salary may be viewed as a material event at Amber's sole discretion and therefore trigger termination provisions as set forth in Sections 4 and 5 below.

                  3.2 Benefits: Amber shall have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any of the Company's benefit plans, including medical, dental and group insurance plans for Amber and his immediate family. Amber shall also be entitled to participate in any 401(k) Plan, Profit Sharing Plan or Employee Stock Purchase Plan that the Company may offer, now or in the future, in accordance with its terms. In addition, Amber shall be entitled to the benefits afforded to other employees under the Company's vacation, holiday and business expense reimbursement policies.


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                  3.3 Executive Incentive Compensation Plan: Amber will be
eligible to receive, in addition to his Base Salary, an annual incentive compensation payment which would equal, at a minimum, fifty percent (50%) of Amber's current Base Salary, and at a maximum, seventy-five (75%) of Amber's Base Salary, provided the Company achieves pre-defined goals for that period. These goals will be determined mutually between Amber and the Board of Directors. Similar bonuses will apply in subsequent fiscal years. These payments will normally be made on a six month retroactive basis, on February 28th and August 31st of each fiscal year. If Amber terminates his employment voluntarily, Amber shall be entitled to receive a payment pro-rated in accordance with the period of Amber's employment with the Company during the applicable fiscal year, provided that the pre-determined goals for that period were met. Payment in this case will be made at the normal February 28th or August 31st interval. Amber shall be obligated to make maximum contributions to any 401(k) or Profit Sharing Plan.

                  3.4 Stock Options: Amber will be granted a option, as part of this contract, to purchase 200,000 shares of the Company's common stock at a pre-IPO price not to exceed $9.00 per share. The shares subject to this option will vest as follows: (A) upon the one (1) year anniversary of the Commencement Date, 25%; (B) thereafter, 2.0833% per month.

         4. Benefits Upon Voluntary Termination: If Amber voluntarily resigns from his employment with the Company, Amber shall be entitled to no compensation or benefits other than those earned in Section 3 above through the date of his termination, unless the Company materially altered Amber's duties, responsibilities, authority or compensation from that set forth in Sections 1 and 3 above. In that event, Section 5.2 shall apply. Amber will have one (1) year from the date of his resignation to exercise any stock options that were vested prior to the date of his resignation. If Amber's employment terminates as a result of his death or disability, Amber shall be entitled to the benefits described in Section 5.3.

         5. Benefits Upon Other Termination: Amber agrees that his employment may be terminated by the Company at any time, with or without cause. In the event of the termination of Amber's employment by the Company for the reasons set forth below, he shall be entitled to the following:

                  5.1 Termination for Cause: If Amber's employment is terminated by the Company for Cause as defined below, Amber shall be entitled to no compensation or benefits other than those earned under Section 3 through the date of his termination. Amber will have one (1) year from the date of his termination to exercise any stock options that were vested prior to the date of his termination. For purposes of this Agreement, a termination "for Cause" may only occur if Amber is terminated for any of the following reasons:

                  (i) theft, dishonesty, or falsification of any employment or Company records;

                  (ii) improper disclosure of the Company's confidential or proprietary information;

                  (iii) failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure such failure or inability; or


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                  (iv)   Amber's conviction of any criminal act which impairs
                         his ability to perform his duties under this Agreement.

                  5.2 Termination for Other Than Cause: If Amber's employment is terminated by the Company for any reason Other Than Cause and not as a result of death or disability as set forth in Section 4, and not a result of a Change of Control as set forth in Section 5.3 below, Amber shall be entitled to receive a lump sum severance payment equal to twelve (12) months Base Compensation plus 50% bonus, less applicable withholding, at his final monthly salary rate. This payment shall be made immediately upon termination. Amber will also be entitled to full benefits as set forth in Section 3.2 above, for a period of twelve (12) months after termination. In addition, Amber shall be entitled to an acceleration of vesting of all remaining unvested stock options granted as set forth in Section 3.4 for which he shall have up to one (1) year after the date of termination to exercise. For purposes of this Agreement, a termination for Other Than Cause shall occur if the Company materially alters Amber's duties, responsibilities, authority or compensation from that set forth in Sections 1 and 3 above.

                  5.3 Termination Following a Change in Control:

                      (a) If a Change in Control occurs, Amber will be entitled to immediate acceleration of vesting for all stock options granted to Amber as set forth in Section 3.4, as of the date of the Change in Control, for which he has up to one (1) year after the date of the Change in Control, to exercise.

                      (b) In addition, in the event of termination of Amber's employment for any reason, or if the Company materially alters Amber's duties, responsibilities, authority or compensation from that set forth in Sections 1 and 3 above, within two (2) years after a Change of Control, Amber shall be entitled to a lump sum severance payment equal to two (2) years Base Salary and 50% bonus, less applicable withholding at his final monthly salary rate. This payment shall be made immediately upon termination.

                      (c) In addition, Amber will also be entitled to full benefits as set forth in Section 3.3 above, for a period of twelve (12) months after termination.

                      (d) For purposes of this Agreement, a "Change of Control" shall mean an Ownership Change in which the shareholders of the Company before such Ownership Change do not retain, directly or indirectly, at least a majority of the beneficiary interest in the voting stock of the Company after such transaction or in which the Company is not the surviving corporation. For purposes of this Agreement, an "Ownership Change" shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

                          (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock in the Company;

                          (ii) a merger or consolidation in which the Company is a minority party;


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                          (iii) the sale, exchange, or transfer of all or
                                substantially all of the assets of the Company;
                                or

                    (e)   a liquidation or dissolution of the Company.

         6. Exclusive Remedy: Amber agrees that the severance plan described in Sections 4 and 5 above shall be his sole and exclusive remedy if the Company terminates his employment and he shall be entitled to no further compensation for any damage or injury arising out of the termination of his employment by the Company.

         7. Attorney's Fees: The prevailing party shall be entitled to recover from the losing party its attorney's fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

         8. Interpretation: Amber and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

         9. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Amber, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this agreement, except as otherwise noted herein.

         10. Entire Agreement: This Agreement constitutes the entire employment agreement between Amber and the Company regarding the terms and conditions of his employment with the exception of any stock option agreement between Amber and the Company for shares granted in Section 3.3 above.

         11. Modification: This Agreement may only be modified or amended be a supplemental written agreement signed by Amber and the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.


                                     ZLand, Inc., a Delaware corporation


         Date: December 1, 1999      /S/ GLENN E. ABOOD
                                     -------------------------------------------
                                     By: Glenn E. Abood, President



         Date: December 1, 1999      /S/ GREGG AMBER
                                     -------------------------------------------
                                     Gregg Amber


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